Exhibit 99.1

COMMERCIAL METALS COMPANY ANNOUNCES RETIREMENT OF LINDSEY

AND PROMOTION OF LAWRENCE TO CHIEF FINANCIAL OFFICER

Irving, Texas – July 2, 2019 – Commercial Metals Company (NYSE: CMC) (the “Company”) headquartered in Irving, Texas, announced today that Mary A. Lindsey has announced her retirement as Senior Vice President and Chief Financial Officer of the Company effective as of August 31, 2019. Lindsey joined the Company in September 2009 as Vice President—Tax. She was appointed Vice President—Tax and Investor Relations in June 2015, Vice President and Chief Financial Officer in January 2016 and Senior Vice President and Chief Financial Officer in September 2017. She has been a constant contributor to the Company over her many years of service.

In accordance with the Company’s normal succession planning, the Company has also announced that effective September 1, 2019, Paul J. Lawrence will assume the role of Vice President and Chief Financial Officer for the Company, reporting to Barbara R. Smith, Chairman, President and CEO. In this position, Lawrence will have responsibility for all financial and IT functions of the Company. Lindsey will remain employed with the Company for a period of time to ensure a smooth transition of the CFO role to Lawrence.

Lawrence joined the Company in February 2016 as Vice President of Finance. He was appointed Vice President of Finance and Treasurer in September 2016 and his role was expanded to include Financial Planning and Analysis in January 2017. Prior to joining the Company, from 2003 to 2016, Mr. Lawrence worked for both Gerdau Long Steel North America, a U.S. steel producer, and Gerdau Ameristeel Corporation, where he held a variety of financial roles, including Assistant Vice President and Corporate Controller, and Deputy Corporate Controller. From 1998 to 2002, Mr. Lawrence held several financial positions with Co-Steel Inc., which was acquired by Gerdau SA. Mr. Lawrence graduated with an Honors Bachelor’s degree of Commerce from Queen’s University, Kingston, Ontario in 1992 and is a Chartered Professional Accountant.

Barbara R. Smith, the Company’s Chairman, Chief Executive Officer and President, said, “I want to congratulate Paul Lawrence on his new role. We are confident, based on his background and experience, Paul will play a key role in CMC’s future success, and we wish to take this opportunity to thank Mary for her valuable contributions to CMC over the past decade.”

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes eight electric arc furnace (“EAF”) mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the United States and Poland.

Contact:

Susan Gerber

214-689-4300